Exhibit 10.58

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.

MANUFACTURING AND DISTRIBUTION AGREEMENT

This Manufacturing and Distribution Agreement (“Agreement”) is entered into as of this 27th of October, 2005 (the “Effective Date”) by and between PRINCETON BIOMEDITECH CORPORATION, a New Jersey Corporation (“PBM”), having its principal place of business at 4242 U.S. Route 1, Monmouth Junction, New Jersey 08852, and NANOGEN, INC., a Delaware Corporation (“NANOGEN”), having its principal place of business at 10398 Pacific Center Court, San Diego, California 92121.

RECITALS

A. PBM and SYN-X Pharma, Inc., an Ontario Corporation (SYNX), having its principal place of business at 1 Marmac Drive, Toronto, Ontario M9W 1E7, Canada, have previously entered into a DEVELOPMENT AND MANUFACTURING AGREEMENT as of October 9, 2001 (“PBM/SYNX Agreement”) directed to the development, manufacturing and marketing of certain point of care diagnostic products.

B. SYNX is now a wholly owned subsidiary of NANOGEN.

C. SYNX has assigned its intellectual property relating to the PBM/SYNX agreement to NANOGEN and assigned to NANOGEN its interest in the Cross License Agreement included in the Roche Agreements.

D. PBM and SYNX have terminated the PBM/SYNX Agreement as of the Effective Date of this Agreement.

E. PBM and NANOGEN have entered into a DEVELOPMENT AGREEMENT as of the Effective Date of this Agreement under which they intend to develop certain point of care diagnostic products referred to therein and herein as “Development Products” and to develop a Reader.

F. PBM and NANOGEN now wish to provide for the exclusive manufacture by PBM of the Development Products contemplated to be developed under the DEVELOPMENT AGREEMENT and for distribution and sale of the Development Products and Reader.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are set forth herein, PBM and NANOGEN hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context requires otherwise, the following terms, when used in this Agreement, shall have the respective meanings specified in this Article 1, such meanings to be equally applicable to the singular and plural forms of the defined terms:

1.1	“Affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party. As used in this definition of “Affiliate”, control means, with respect to an entity, the legal or beneficial ownership of 50% or more of the voting or equity interests of the entity or the power or right to direct the management and affairs of the entity.

1.2	“cGMP” shall mean current good manufacturing practices related to diagnostic pharmaceutical products under applicable laws, rules and regulations in all relevant jurisdictions, including without limitation the guidelines of good manufacturing practices determined by the FDA and the equivalent European regulatory body.

1.3	“Collaboration Agreements” shall mean this Agreement and the DEVELOPMENT AGREEMENT by and between PBM and NANOGEN of even date herewith.

1.4	“Development Product” shall mean a Product or New Assay that is jointly developed by the Parties under the DEVELOPMENT AGREEMENT.

1.5	“Development Product Specifications” shall mean the specifications for a specific Development Product determined as provided in Section 2.2a) of the DEVELOPMENT AGREEMENT.

1.6	“FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.7	“FD & C Act” shall mean the United States Federal Food, Drug & Cosmetic Act, as amended.

1.8	“Gross Revenues” shall mean the gross revenues received by PBM or Nanogen from its direct sales to its customers of Development Products. As used herein, the term “customers” includes end users and distributors.

1.9	“NANOGEN Inventory” shall mean the inventory of Development Products and Readers maintained by NANOGEN under this Agreement.

1.10	“NANOGEN Reagent” shall mean natural or recombinant antigen controls and/or antibodies which can be polyclonal or monoclonal, to NT-proBNP selected by

NANOGEN or, if applicable, previously selected by NANOGEN and accepted by PBM under the Development Agreement, for use by PBM in the development and manufacture of the Development Products.

1.11	“NANOGEN Reagent Specifications” shall mean the specifications for a NANOGEN Reagent as provided in Section 2.1 e) of the DEVELOPMENT AGREEMENT.

1.12	“Net Revenues” shall mean a Party’s Gross Revenues less aggregate royalties payable to third parties on the sales of Development Products under licensing or other agreements in effect as of the Effective Date (“Royalties”) and less the cost of freight, sales taxes, VAT and other taxes on such sales, customs duties, returns, allowances, rebates, and insurance.

1.13	“New Assay” shall mean a human in vitro diagnostic assay for an analyte (i) which the Parties undertake to develop under this Agreement; and (ii) the performance criteria and specifications of which assay meets or exceeds specifications and criteria therefor to which both Parties agree in writing as set forth in Exhibit C of the Development Agreement.

1.14	“New Product” shall mean a Product that is not read upon by a claim in a PBM Patent.

1.15	“Party” shall mean either PBM or NANOGEN and ‘Parties” shall mean PBM and NANOGEN.

1.16	“PBM Patent” shall mean an issued patent in any country of the world owned or licensed by and to PBM or patents which PBM has the freedom to operate and which is listed on, or which issues from a patent application listed on Exhibit A hereto, including any reissue patent, reexamined patent, and patents issuing on continuation, continuation-in-part and divisional applications of any listed patent application and foreign equivalents of any of the listed patents and patent applications.

1.17	“PBM Reagents” shall mean all reagents other than NANOGEN Reagents used in Development Products.

1.18	“PBM/SelfCare Joint Venture” shall mean the intellectual property agreement between PBM and [***], SelfCare’s successor.

1.19	“Product” shall mean a human in vitro diagnostic assay for NT-proBNP alone (i) for use restricted to Point of Care market segments, whereby Point of Care means analysis conducted in an instrument or in a system which is designed for a throughput of less than [***] specimens per hour; and (ii) the performance criteria of which assay meets or exceeds the Standard Criteria and Specifications in Exhibit G, hereto attached.

*** Confidential portions omitted and filed separately with the Commission.

1.20	“Reader” shall mean a quantitative reader for use with Development Products to determine the concentration of a target analyte(s) present in a patient sample.

1.21	“Regulatory Approval” shall mean, with respect to any country or jurisdiction, all governmental and regulatory registrations and approvals (including, but not limited to, approvals of all Product and Quantitative Reader labeling and packaging) required for the marketing, distribution and sale of Products and the Quantitative Reader in such country or jurisdiction.

1.22	“Roche Agreements” shall mean collectively that certain Settlement Agreement among SYN-X Pharma, Inc. et al and Roche Diagnostics GmbH et al having an effective date of July 17, 2003 (the “Settlement Agreement”) and that certain Cross License Agreement on NT-proBNP between SYN-X Pharma, Inc. and Roche Diagnostics GmbH having an effective date of July 17, 2003 (the “Cross License Agreement”).

1.23	“Royalties” shall have the meaning set forth in Section 1.12.

ARTICLE 2

COMMERCIAL MANUFACTURE OF NANOGEN REAGENTS AND

DEVELOPMENT PRODUCTS

2.1	NANOGEN to Supply NANOGEN Reagents Exclusively to PBM.

a)	NANOGEN shall have the right and obligation to manufacture, or have manufactured NANOGEN Reagents for use in the commercial production of Development Products. NANOGEN shall not, directly or indirectly, supply, provide, sell, distribute, or deliver NANOGEN Reagents for use in Development Products except as provided in this Agreement and PBM shall not, directly or indirectly, procure NANOGEN Reagents from any source other than NANOGEN or NANOGEN’s designee except as provided in this Agreement for the Development Products. NANOGEN shall not directly or indirectly supply NANOGEN Reagents except to PBM as provided in the agreement. Nothing in this Agreement shall preclude, or be deemed to preclude, NANOGEN from directly or indirectly, supplying, providing, distributing or delivering NANOGEN Reagents for use as or in New Products.

b)	NANOGEN shall produce, deliver and supply NANOGEN Reagents to PBM, FOB PBM’s production facility, on a timely basis, in sufficient quantities and meeting the agreed upon specifications to permit PBM to manufacture the quantities of Development Products forecast by NANOGEN and PBM as provided in Article 3.

c)	Prior to the initial delivery by NANOGEN of NANOGEN Reagents to PBM for the production of Development Products, the Parties shall discuss and mutually agree upon reasonable procedures applicable to the supplying of NANOGEN Reagents to PBM. The procedures to which the Parties agree may be supplemented, revised, amended or modified from time to time by mutual agreement.

d)	Unless otherwise agreed by the Parties, NANOGEN’s compensation for the manufacture and supply of NANOGEN Reagents to PBM shall be its share of the Net Revenues of Development Products as provided hereinafter.

2.2	PBM to be Exclusive Manufacturer of Development Products and the Reader.

a)	Except as expressly provided herein, PBM shall have the exclusive right and obligation to manufacture, or have manufactured, Development Products in amounts sufficient to supply the reasonably forecasted demand therefor. PBM shall also have the right and obligation to manufacture, or have manufactured sufficient quantities of the Reader to supply the reasonably forecasted demand therefore. Except as expressly provided herein, (i) PBM is to be the exclusive manufacturer of Development Products and the Reader and (ii) NANOGEN shall not authorize, permit or facilitate, directly or indirectly, any other person or other entity to manufacture Development Products and Reader,or directly or indirectly procure Development Products or Readers from any other person or entity than PBM. PBM shall not subcontract the manufacture of Development Products without the written consent of NANOGEN.

b)	Prior to the initial manufacture of Development Products, the Parties shall discuss and mutually agree upon reasonable procedures applicable to the production and delivery by PBM of Development Products to NANOGEN Inventory and for the transfer of Developed Products from NANOGEN Inventory to PBM and other authorized distributors (including subdistributors) and customers therefor. Without limiting the foregoing, PBM shall not be required by the terms of this Agreement to accept orders from NANOGEN to produce production runs of Development Products in production runs that are less than [***] units.

c)	PBM shall (i) timely produce Development Products and Readers according to the Binding Orders provided by NANOGEN according to Section 3.1 and (ii) timely package and deliver Development Products to NANOGEN Inventory.

d)	Unless otherwise agreed by the Parties, PBM’s compensation for the manufacture, packaging and delivery of Development Products shall be its share of the Net Revenues of Development Products as provided hereinafter.

e)	In allocating its manufacturing capacity, PBM will give preference to manufacturing Development Products at its Princeton manufacturing facility.

f)	PBM shall have the right and obligation to manufacture, or to have a subcontractor manufacture, Readers which are suitable for use with Development Products.

*** Confidential portions omitted and filed separately with the Commission.

g)	Unless otherwise agreed, Development Products and Readers shall be provided by PBM in industry-standard packaging. The cost to PBM of any other packaging requested by NANOGEN shall be separately invoiced and paid by NANOGEN.

h)	NANOGEN shall maintain its own inventory of Development Products and Readers and may contract, at a reasonable cost to be negotiated later, with PBM and/or its Affiliates for inventory storage and freight services.

i)	PBM’s compensation for the manufacture, packaging and delivery of Reader shall be according to Section 4.2d) and 0, herein.

2.3	Continuity of Supply.

Each of the Parties shall assure each other of a continuous supply, in the case of NANOGEN, of NANOGEN Reagents to PBM and, in the case of PBM, of Development Products and Readers to NANOGEN.

2.4	Raw Materials and Components.

PBM shall provide, at its cost and expense, the Readers and all raw materials, components, and other resources required in connection with production of a Development Product in accordance with the Development Product Specifications for that product, except that the NANOGEN Reagents shall be supplied by NANOGEN at its sole cost and expense. PBM represents and warrants to NANOGEN that PBM currently has access to, and during the entire term of this Agreement will make all commercially reasonable efforts to maintain access to, sufficient supplies of raw materials, utilities, container/closure systems, packaging materials, labor, and all other items required to perform the services and supply of the Readers and Development Products required of PBM hereunder without interruption, unless otherwise provided for by this Agreement. PBM will conduct audits of its suppliers of raw materials and components of the Development Products and the Reader on a regular basis to monitor whether such suppliers are producing the raw materials and components in accordance with all applicable laws, rules and regulations, including, but not limited to, the requirements of cGMP, and to determine whether such suppliers will continue to be able to supply a sufficient quantity and quality of such raw materials and components. Upon request, PBM will supply NANOGEN with certificates stating that any related supplier complies with all such laws, rules and regulations. NANOGEN represents and warrants to PBM that NANOGEN currently has access to, and during the entire term of this Agreement will make all commercially reasonable efforts to maintain access to, sufficient supplies of raw materials, utilities, container/closure systems, packaging materials, labor, and all other items required to perform the services and supply the NANOGEN Reagents required of NANOGEN hereunder without interruption, unless otherwise provided for by this Agreement. NANOGEN will conduct audits of its suppliers of raw materials and components of the Reagents on a regular basis to monitor whether such suppliers are producing the Reagents, raw materials and components in accordance with all applicable laws, rules and regulations, including, but not limited to, the requirements of cGMP, and to determine whether such suppliers will continue to be able to supply a sufficient quantity and quality of such raw materials and components. Upon request, NANOGEN will supply PBM with certificates stating that any related supplier complies with all such laws, rules and regulations.

ARTICLE 3

FORECASTING, ORDERING, PACKAGING AND

SHIPPING OF DEVELOPMENT PRODUCTS

3.1	Forecasts.

a)	Once Commercial production of Development Products is set to commence, not later than 45 days before each calendar quarter, a representative of NANOGEN and a representative of PBM shall meet, telephonically or in person, to formulate a nonbinding rolling forecast, on a quarter by quarter basis for that quarter and each of the next three quarters, the forecast to include at least the following:

(i)	the amount of NANOGEN Reagents to be produced by NANOGEN and delivered to PBM;

(ii)	the amount of each Development Product to be produced by PBM for distribution by NANOGEN and its sub-distributors;

(iii)	the amount of each Development Product to be produced by PBM for distribution by PBM and its sub-distributors;

(iv)	the quantity of Readers to be procured by PBM for distribution by NANOGEN and its sub-distributors; and

(v)	the quantity of Readers to be procured by PBM for distribution by PBM and its sub-distributors.

b)	The forecast for the first of the four quarters shall be a binding order (“Binding Order”), to the extent provided below, on the Parties on the day that is 45 days before the beginning of that quarter unless the Parties earlier agree to a modification of that forecast. When a forecast becomes a binding order, NANOGEN agrees to produce, or have produced, and deliver to PBM at least 80% of the binding order amount of NANOGEN Reagents, and PBM agrees to produce and NANOGEN agrees to take delivery into NANOGEN Inventory of at least 80% of the binding order amount of Development Products on a product-by-product basis. PBM also agrees to procure not less than 80% of the binding order quantity of Readers and NANOGEN agrees to take delivery into NANOGEN Inventory of at least 80% of the quantities of Readers ordered by NANOGEN for distribution by it and its sub-distributors. In the circumstance where a Development Product or Reader is not produced by PBM in the ordered amount, NANOGEN will have the right to retain in NANOGEN Inventory an allocation of the actual amount produced in the same percentage as its percentage of the ordered amount provided for in this Section.

3.2	Purchase Orders for Development Products and Readers.

NANOGEN shall order Development Products and Readers by written purchase orders specifying the quantity of each Development Product and Readers to be produced and the delivery date to be met by PBM. The purchase order for Readers will also specify price and payment terms, according to Section 42 (d) and (e) herein. NANOGEN shall submit each such purchase order at least 45 days in advance of each quarter in which the Development Product is to be delivered and 90 days in advance of the delivery date for the Reader. PBM shall use reasonable efforts to meet any request of NANOGEN for delivery into NANOGEN Inventory of Development Products and Readers in less than 45 days and 90 days, respectively, and, further, use reasonable efforts to accommodate any changes requested by NANOGEN in delivery schedules for Development Products and Readers following PBM’s receipt of purchase orders from NANOGEN. PBM shall supply Development Products and Readers in the quantity and on or before the date confirmed by PBM in each purchase order received by it. Should PBM be unable to supply a Development Product or Readers in the quantity and by (i) in the case of Development Products, the later of the date of delivery specified in the purchase order or 45 days from the date of receipt by PBM of the purchase order and (ii) in the case of Readers, the later of the date specified in the purchase order or 90 days from the date of receipt of the purchase order by PBM, PBM shall so advise NANOGEN within 10 days of receipt of such purchase order. The terms and conditions of this Agreement shall be controlling in the event of any inconsistency between the terms hereof and any terms set forth in the purchase order.

3.3	Packaging and Labeling of Development Products.

Development Products shall be packaged and labeled by PBM in accordance with all relevant requirements of the jurisdiction into which they are being distributed as well as in accordance with both Parties requirements as communicated to PBM from time to time. Development Products for NT-proBNP shall also be labeled as required by the Cross License Agreement, including Section 14.2 thereof which requires that the package be labeled to identify certain patents owned by Roche and that the package and the package insert carry the legend “Made under license from Roche Diagnostics GmbH”. The Parties shall agree upon the packaging for Development Products for NT-proBNP and provide Roche with a copy thereof at least 90 days before commercialization.

3.4	Delivery of Development Products and Readers.

Delivery by PBM of the Development Products and Readers into the NANOGEN Inventory shall be FOB PBM’s facility. Title to the Development Products and Readers ordered by NANOGEN shall pass to NANOGEN at the time of the proper delivery of the Development Products and Readers to NANOGEN’s carrier.

3.5	Inspection and Acceptance.

Development Products will be accepted by NANOGEN upon delivery into NANOGEN Inventory based upon a quality control release process to which the Parties agree and with the certificate of analysis required by Section 7.1. NANOGEN shall have the right to inspect Development Products and Readers delivered into NANOGEN Inventory after acceptance for conformance to the Development Products Specifications for such products and specifications for their packaging. In the event NANOGEN rejects Development Products or Readers it shall state the reason therefor and, at its election PBM, shall promptly replace the rejected inventory (the “Rejected Inventory”) or request that the Rejected Inventory be withdrawn or segregated from NANOGEN Inventory for testing by PBM. If PBM retests and does not agree that the Rejected Inventory was properly rejected, the Parties shall each appoint one individual to negotiate the remedy if any to which NANOGEN or PBM is entitled. If the individuals cannot agree on such remedy, if any, then the dispute resolution measures of Article 13 will be implemented. The only remedy to which NANOGEN is entitled under this section is replacement of the Rejected Inventory or that portion thereof properly rejected.

3.6	Shipping of Development Products and Readers from NANOGEN Inventory.

At the request of NANOGEN, and if NANOGEN and PBM have agreed that the NANOGEN Inventory will be maintained at a PBM facility, according to 2.1(h) herein, PBM shall ship Development Products and Readers from NANOGEN Inventory to NANOGEN customers FOB PBM’s facility and in accordance with the shipping and handling instructions specified by NANOGEN in writing in each shipping and handling order. The form of shipping and handling order shall be agreed to by Nanogen and PBM. All Development Products and Readers shall be shipped to NANOGEN’s designee in appropriate shipping containers as agreed by the Parties.

3.7	Promotional Materials.

All promotional materials for Development Products and Reader prepared by either Party shall be submitted to the other Party for review prior to their distribution to potential or actual customers or to the media. Without limiting the generality of the following, either Party shall have the right, in the exercise of its discretion, to reject such materials which (i) do not meet the requirements therefore set by the FDA and other regulatory agencies in jurisdictions in which the Development Products and Readers are promoted and sold; (ii) do not meet a Party’s guidelines for use of the Party’s trademarks as published by the Party from time to time; and (iii) do not conform to the requirements of the Roche Agreements.

3.8	Purchase Orders for NANOGEN Reagents.

PBM shall order NANOGEN Reagents by written purchase orders specifying the quantity of each Reagent to be produced and the delivery date to be met by Nanogen. PBM shall submit each such purchase order within thirty (30) days after receipt of NANOGEN’S Development Product twelve (12) month forecast according to Section 3.1, herein. NANOGEN shall use reasonable efforts to meet any request of PBM for delivery into PBM’s inventory of Reagents thirty (30) days before Nanogen’s submission of each Development Product purchase order, and, further, use reasonable efforts to accommodate any changes requested by PBM in delivery schedules for the NANOGEN

Reagents following NANOGEN’S receipt of purchase orders from PBM. NANOGEN shall supply NANOGEN Reagents in the quantity and on or before the date designated in each purchase order received by it. Should NANOGEN be unable to supply a Reagent in the quantity and by the later of the date of delivery specified in the purchase order or 30 days before Nanogen’s Development Product purchase order from the date of receipt by NANOGEN of the purchase order NANOGEN shall so advise PBM within five (5) days of receipt of such purchase order. The terms and conditions of this Agreement shall be controlling in the event of any inconsistency between the terms hereof and any terms set forth in the purchase order. NANOGEN understands and agrees that PBM’s ability to provide the Development Product is dependent on NANOGEN’s ability to supply the Reagent in a timely manner.

ARTICLE 4

DISTRIBUTION, REVENUE SHARING, PAYMENT

4.1	Distribution Rights.

a)	PBM Distribution Rights. , PBM and its Affiliates designated by it shall have the exclusive right to distribute Development Products in the United States, including its territories and the Commonwealth of Puerto Rico, and in South Korea and shall have the nonexclusive right to distribute Development Products in the Peoples’ Republic of China And India. The Parties acknowledge that the distribution rights provided hereunder are subject to a cross licensing agreement between Roche Diagnostics GmbH and Nanogen and PBM shall co-operate with Nanogen to comply with the terms of that agreement. PBM’s distribution rights include the right to appoint sub-distributors. The minimum terms applicable to agreements for distribution of Development Products in the United States are set forth in Exhibit B hereto. PBM will not grant sub-distribution rights for Development Products in the United States on terms less favorable than those set forth in Exhibit B.

b)	NANOGEN Distribution Rights. Subject to the rights of Roche Diagnostics GmbH arising under the Roche Agreements and the exclusive rights of PBM in the United States and South Korea, and the nonexclusive rights of PBM in the People’s Republic of China and India as set forth in Section 4.1 a) above, NANOGEN shall have the exclusive right (nonexclusive in the People’s Republic of China and India), to distribute Development Products subject to the terms of the cross license with Roche Diagnostics GmbH and the non-exclusive right to distribute Readers outside the United States and its territories and outside South Korea subject to Nanogen’s fulfillment of section 2.1(f) of the Development Agreement for Reader development cost. NANOGEN’s distribution rights include the right to appoint sub-distributors. The minimum terms applicable to agreements for distribution of Development Products and Readers by NANOGEN outside the United States through sub-distributors are set forth on Exhibit C hereto. NANOGEN will not grant sub-distribution rights outside the United States on terms less favorable than those set forth in Exhibit C.

c)	NANOGEN Obligation to Negotiate with PBM. NANOGEN will negotiate in good faith with PBM concerning granting PBM sub-distribution rights for Development Products outside the United States and its territories and South Korea, the People’s Republic of China and India on a country-by-country basis (including territorially restricted areas within a country) in those countries where PBM can demonstrate that it has agreements with sub-distributors containing terms which would be applicable to distribution of Development Products and Readers no less favorable than those terms applicable to sub-distributors appointed by NANOGEN as set forth in Exhibit C. Notwithstanding its obligation to negotiate in good faith under this Section 4.1 c), it shall be solely in NANOGEN’s discretion to grant distribution rights to PBM outside the United States except as provide in Section 4.1 a). Countries or territories that PBM receives distribution rights for the Development Products under the terms of this agreement shall be as listed in Exhibit F, hereto attached, which may be amended from time to time.

d)	Trademarks. All trademarks applied to the Readers shall be owned by PBM. All trademarks applied to Development Products shall be owned by NANOGEN except those trademarks that are listed on Exhibit D attached hereto which are owned by PBM. If permitted by the Roche Agreement, NANOGEN shall cooperate with PBM in the selection of a trademark for the products distributed by PBM and its sub-distributors that is not confusingly similar to the trademark used on Development Products distributed by NANOGEN and its sub-distributors. If selection of a different trademark for use on Development Products distributed by PBM and by PBM’s sub-distributors is not permitted by the Roche Agreement, then NANOGEN will use its best efforts to obtain such consent by Roche within 30 days of the Effective Date hereof. In the circumstance where a different trademark is selected for use on Development Products distributed by PBM and PBM’s sub-distributors, NANOGEN and PBM will negotiate in good faith an agreement permitting PBM the right to use the trademark on the Development Products exclusively for PBM.

4.2	Allocation of Net Revenues, Reporting, and Payment.

a)	The Net Revenues received on the sales of Development Products in the United States and South Korea through PBM or a PBM subdistributor, will be divided between NANOGEN and PBM in the ratio of [***]% to NANOGEN and [***]% to PBM. In the People’s Republic of China and India and in other countries where Nanogen grants distribution rights to PBM other than in the United States and South Korea, Net Revenues of the Parties will be divided between NANOGEN and PBM in the ratio of [***]% to NANOGEN and [***]% to PBM. Net Revenues on the sales of Development Products where distribution is exclusively by NANOGEN or a NANOGEN sub-distributor other than PBM will be divided between NANOGEN and PBM in the ratio of [***]% to PBM and [***]% to NANOGEN, provided; however, that in the case of such sales outside the United States by NANOGEN or its sub-distributor, PBM will receive not less than $[***] per NT-proBNP assay.

*** Confidential portions omitted and filed separately with the Commission.

b)	In the circumstance where NANOGEN introduces a New Product into a country after the introduction into that country of a Development Product for the same application or similar intended use, i.e. for either the determination of NT-proBNP or for a combination of NT-proBNP and other analytes, (i) Net Revenues on the Development Product having the same application as the New Product will be divided in the ratio of [***]% to PBM and [***]% to NANOGEN in the United States and South Korea and [***]% to PBM and [***]% to NANOGEN in a country other than the United States and Korea where PBM or its sub-distributors have distribution rights and [***]% to PBM and [***]% to NANOGEN where NANOGEN has exclusive Distribution Rights and (ii) PBM shall have the right to co-distribute in that country if prior to introduction of the New Product, distribution had been exclusively by NANOGEN or its sub-distributors. In any country where PBM acquires the right to co-distribute, its agreements with sub-distributors will be on terms no less favorable than those set forth on Exhibit C.

c)	Not later than 30 days from the end of each quarter after the commencement of commercial sales of a Development Product, both NANOGEN and PBM will prepare a report of their respective Gross Revenues, Royalties owed third parties and Net Revenues from sales of that Development Product during the previous quarter and the amount in United States dollars it is required to provide the other Party as its share of Net Revenues and fax or e-mail such report to the other party. The report shall also contain the number of units of each Development Product sold by the Party. The Party required to pay the greater amount to the other for a calendar quarter as determined under Sections 4.1 and 4.2 will pay to the other the difference between the amount it is required to provide the other and the amount it is entitled to receive from the other. Payment shall be not more than 30 days from the end of a quarter.

d)	The initial price of the Reader to be paid PBM by NANOGEN (“Reader Price”) shall be $[***] per Reader. PBM shall have the right to increase or decrease the Reader Price based on actual cost analyses performed by PBM and reviewed and accepted by NANOGEN on an annual bases.

e).	Payments for the Readers are net thirty (30) days from the date of PBM’s invoice to NANOGEN or if PBM is required to make any Reader prepayments, NANOGEN agrees to pay for the Readers it has ordered within 5 business days after receipt of a proforma invoice from PBM for the Readers it has ordered so that PBM can establish a line of credit in favor of the manufacturer for the Readers.

4.4	Third Party Royalties.

Each Party shall be required to pay the Royalties owed third parties on the sales of Development Products made by it or its Distributors under licensing or other agreements requiring a Royalty. Royalties payable to third parties shall be calculated by each Party based on its sales, and/or the sales of its distributors according to the protocols set forth in

*** Confidential portions omitted and filed separately with the Commission.

the applicable third party agreement. In the case of a Royalty owed by NANOGEN to a third party, for example, Roche Diagnostics GmbH or the Ottawa Heart Institute, on sales by PBM or its distributors, PBM will report to NANOGEN its sales and other information necessary for NANOGEN to comply with its reporting obligations under third party agreements on a timely basis. The report will be accompanied by payment of the royalties accruing on the sales by PBM or its distributors during the reporting period. In the case of a Royalty owed by PBM to a third party, for example, Abbott Laboratories, on sales by NANOGEN or its distributors, NANOGEN will report to PBM its sales and other information necessary for PBM to comply with its reporting obligations under third party agreements on a timely basis. The report will be accompanied by payment of the royalties accruing on the sales by NANOGEN or its distributors during the reporting period. The reports will be in a form reasonably satisfactory to NANOGEN and PBM. The Party having the obligation under an agreement with a third party to pay a Royalty on sales of Development Products shall make the Royalty remittance to the third party on its own sales and those of its distributors and on behalf of the other Party.

4.5	Distribution Obligations.

Prior to initiating commercialization of the Development Products and Readers, the Parties shall establish the duties of each with respect to providing technical/customer support for the Development Products and the Readers. Each of NANOGEN and PBM shall use commercially reasonable efforts, and require its subdistributors to use commercially reasonable efforts to promote, market distribute, sell and provide technical/customer support for the Development Products and the Reader in the territories in which they sell Development Products and Readers.

4.6	[***] Development Products.

Prior to the beginning of the [***] year of commercialization of a Development Products, the Parties will agree to an allocation of the Development Product that may be disposed of [***] to their distributors and subdistributors. Development Product provided [***] by PBM shall be at PBM’s expense. Development Product provided by NANOGEN [***] shall be charged by and payable to PBM by NANOGEN at $[***] for a single analyte test and $[***] for a double window test and multiples of $[***] for each analyte in a panel. Development Product provided under this Section shall not exceed more than [***] percent ([***]%) of the Developed Product actually sold by PBM and NANOGEN in any twelve (12) month period.

ARTICLE 5

OWNERSHIP OF INTELLECTUAL PROPERTY,

LICENSES, CONFIDENTIALITY

5.1	Intellectual Property

a)	Nothing in this agreement shall be deemed to give PBM any rights in, right to use or license in any of NANOGEN’s existing or future intellectual property, including without limitation, patents confidential information, technology,

*** Confidential portions omitted and filed separately with the Commission.

production methods and procedures, know-how and the like (collectively “Intellectual Property”), except as explicitly provided in Section 5.2 a). NANOGEN Intellectual Property does not include any rights granted SYNX under the Roche Agreements.

b)	Nothing in this Agreement shall be deemed to give NANOGEN any rights in, right to use or license in any of PBM’s existing or future Intellectual Property, including without limitation, patents confidential information, technology, production methods and procedures, know-how and the like (collectively “Intellectual Property”), except as explicitly provided in Section 5.2 b).

c)	Any Intellectual Property exclusively developed after the date hereof by NANOGEN shall remain the sole and exclusive property of NANOGEN.

d)	Any Intellectual Property exclusively developed after the date hereof by PBM shall remain the sole and exclusive property of PBM.

e)	Any Intellectual property that is jointly or cooperatively developed by the Parties after the date hereof shall be jointly owned to the extent of the respective contributions thereto (the “Jointly Owned Intellectual Property”). Each Party hereby grants to the other a fully paid-up, perpetual exclusive license to all licensing and commercialization rights in such Jointly Owned Intellectual Property for the field pertaining to the other party’s business (the “Field-Exclusive Jointly Owned Intellectual Property License”). Any Party may transfer the Jointly Owned Intellectual Property, as well as the Field-Exclusive Jointly Owned Intellectual property License, in connection with the sale of all or substantially all of its assets. The parties shall share equally in the cost of and responsibility for patent filing, maintenance and enforcement, and shall cooperate fully in any such endeavor.

5.2	Licenses.

a)	NANOGEN hereby grants to PBM a license to NANOGEN Intellectual Property in the NANOGEN Reagents to manufacture, use, distribute and sell the Development Products in accordance with Development Product Specifications, subject to the terms and conditions of this Agreement, for the sole and exclusive purpose of incorporating the NANOGEN Reagents into Development Products.

b)	PBM hereby grants to NANOGEN a right to PBM’s intellectual property rights, if any, in the Development Products, to distribute and sell the Development Products throughout the world, subject to the terms and conditions of this Agreement. Notwithstanding forgoing, Nanogen shall not have the right to use PBM’s intellectual property to manufacture the Development Products and/or products.

5.3	Confidential Information.

a)	During the term of this Agreement and for a period of three (3) years thereafter, the receiving party (the “Receiving Party”) shall maintain in confidence all Confidential Information, as defined in Section 5.3 b) below, and shall not use, disclose or grant use of such Confidential Information except as expressly authorized in this Agreement. The Receiving Party may disclose the Confidential Information, as authorized hereunder, only to those employees or consultants of the Receiving Party who agree to be bound by the terms of this Section 5.3. The Receiving Party shall use the strictest standard of care which is practical to ensure that such employees do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

b)	As used in this Agreement, the term “Confidential Information” shall mean any information, either enabling or disabling, including the terms of this Agreement, any batch record, any order or other commercial relationship between the Parties, know-how, trade secret, research, inventions, patented or patentable subject matter, patent applications, data, process, technique, algorithm, program, design, drawing, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party (the “Disclosing Party”), its present or future products, sales, suppliers, employees, investors or business, whether in oral, written, graphic, or electronic form and whether received from the Disclosing Party or a third party. The term “Confidential Information” shall also include, without limitation (i) any cost information related to the manufacture of the NANOGEN Reagents and/or Development Products, and (ii) the NANOGEN Reagent Specifications, the Development Product Specifications and/or PBM Reader Specifications and (iii) manufacturing specifications of the Development Products and the NANOGEN Reagents.

c)	The term “Confidential Information” shall not be deemed to include information which the Receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by Receiving Party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction or disclosure; or (iv) is the subject of written permission to disclose provided by the Disclosing Party. Further, the obligations of confidentiality under this Article shall not apply to the extent that the Receiving Party is required to disclose information in support of a product approval application or by an order or regulation of a governmental agency or in the course of litigation, provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and shall seek an order maintaining the confidentiality of the information.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Existence and Power.

Each Party hereby represents and warrants to the other Party that such party (a) is duly organized, validly existing and in good standing under the laws of the state and country in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement.

6.2	Authorization and Enforcement of Obligations.

Each Party hereby represents and warrants to the other Party that such party (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and thereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

6.3	No Consents.

Each Party hereby represents and warrants to the other Party that all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained.

6.4	No Conflict.

Each Party hereby represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder and thereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligations of such party and (b) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party. The Parties shall not in any event enter into any agreement or arrangement with any other party that would prevent or in any way interfere with their obligations pursuant to this Agreement.

6.5	Compliance with Laws.

Each Party shall comply with regulations, requirements and laws of any and all applicable state, provincial and local authorities and agencies, including without limitation all law and regulations which are applicable to the transportation, storage, use, handling and disposal of hazardous materials. The Parties shall maintain during the term of this Agreement all governmental permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that they undertake pursuant to this Agreement.

6.6	Documentation.

The Parties shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement. Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Development Products in accordance with the applicable laws and regulations.

6.7	Limited Warranty.

a)	NANOGEN represents and warrants that the NANOGEN Reagents to be delivered hereunder will (i) be manufactured by NANOGEN in accordance with all applicable rules and regulations and cGMP, (ii) be manufactured in accordance with the agreed upon manufacturing procedures, (iii) conform to the NANOGEN Reagent Specifications agreed to at the time of delivery, and will not be (iv) adulterated or misbranded within the meaning of the FD & C Act, (v) an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the FD & C Act, (vi) manufactured, sold or shipped in violation of any agreement, judgment, order or decree to which NANOGEN is a party or (vii) otherwise manufactured, sold or shipped in violation of any applicable federal, provincial, state or local law, rule, regulation or ordinance in any material respect. PBM’s remedies and NANOGEN’S liability with respect to this warranty are set forth below in Section 6.8 a).

b)	NANOGEN makes no warranty with respect to whether the Development Products as developed by PBM fall within the scope of any intellectual property owned by NANOGEN or would infringe the intellectual property rights of any third party.

c)	PBM represents and warrants that the Development Products to be delivered hereunder will (i) be manufactured by PBM in accordance with all applicable rules and regulations and cGMP, (ii) be manufactured in accordance with PBM’s manufacturing procedures (iii) conform to the Development Products Specifications agreed to at the time of delivery, and will not be (iv) adulterated or misbranded within the meaning of the FD&C Act, (v) an article that may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the FD & C Act, (vi) manufactured, sold or shipped in violation of any agreement, judgment, order or decree to which PBM is a party or (vii) otherwise manufactured, sold or shipped in violation of any applicable federal, provincial, state or local law, rule, regulation or ordinance in any material respect. NANOGEN’s remedies and PBM’s liability with respect to this warranty are set forth below in Section 6.8 b).

d)	Both Parties represent and warrant that there is no claim, suit, proceeding, or other investigation pending, or to the actual knowledge of the Party, overtly threatened against a Party which is likely to prevent or materially interfere with the Party’s performance under this Agreement or materially adversely affect the rights of the other Party hereunder.

e)	Both Parties represent and warrant that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose. If during the term of this Agreement, a Party becomes aware that any member of its staff is or is about to become disqualified or debarred, the Party will provide immediate written notice of same to the other Party.

f)	PBM represents and warrants to NANOGEN that it has the right to the intellectual property and any technology required to manufacture, use and sell the Development Products and to supply the Development Product to Nanogen in order for Nanogen to sell and distribute, except for the rights to manufacture, use and sell Development Products under intellectual property of third parties that would be infringed only because of the use in the Development Products of NANOGEN Reagents.

g)	NANOGEN represents and warrants to PBM that it has the right to the intellectual property and any technology required to manufacture, use and supply the NANOGEN Reagents for PBM to manufacture, use, distribute and sell, the Development Products.

6.8	Remedies.

a)	NANOGEN Reagents supplied by NANOGEN to PBM which do not conform to the NANOGEN Reagent Specifications shall be replaced by NANOGEN at NANOGEN’s sole cost and expense. This remedy is available only if such nonconformance was not caused by PBM’s misuse, unauthorized modifications, neglect, improper testing or improper storage, transportation, use beyond any dating provided, accident, fire or other hazard.

b)	Development Products which do not conform to the Development Product Specifications shall be replaced by PBM at PBM’s sole cost and expense, not to be deducted from Net Revenues. This remedy is available only if such nonconformance was not caused by NANOGEN or it’s Customer’s misuse, unauthorized modifications, neglect, improper testing or improper storage, transportation, use beyond any dating provided, accident, fire or other hazard.

ARTICLE 7

SPECIFICATIONS

7.1	Certificate of Analysis.

NANOGEN shall furnish to PBM, with each delivery of NANOGEN Reagents to PBM, a certificate of analysis reflecting that such Reagent meets the NANOGEN Reagent

Specifications. PBM shall furnish to NANOGEN with each delivery of a Development Product to NANOGEN Inventory a certificate of analysis reflecting that such Development Product meets Development Product Specifications.

7.2	Notice of Failure to Meet Specifications.

a)	PBM shall promptly notify NANOGEN, at least within 72 hours, of the discovery of any batch or lot of Development Products, which has previously been approved in accordance with the procedures set forth herein, which does not meet the Development Product Specifications. PBM shall provide in such notice details concerning the nature of any such failure to meet the Development Product Specifications. PBM shall make, at its sole expense, such further internal investigations of any failure to meet the Development Product Specifications as is appropriate under the circumstances and otherwise consistent with its obligations hereunder. The liability for costs associated with any such batch or lot of Development Product shall be determined in accordance with Section 8.1 below (Claims).

b)	NANOGEN shall promptly notify PBM, at least within 72 hours, of the discovery of any batch or lot of NANOGEN Reagent, which has previously been approved in accordance with the procedures set forth herein, which does not meet the NANOGEN Reagent Specifications. NANOGEN shall provide in such notice details concerning the nature of any such failure to meet the NANOGEN Reagent Specifications. NANOGEN shall make, at its sole expense, such further internal investigations of any failure to meet the NANOGEN Reagent Specifications as is appropriate under the circumstances and otherwise consistent with its obligations hereunder. The liability for costs associated with any such batch or lot of Development Product that had to be discarded shall be determined in accordance with Section 8.1 below (Claims).

7.3	Specification Changes: PBM.

In the event that PBM is required to change the Development Product Specifications or Reader Specifications pursuant to applicable law, rule, or regulation or in response to the order or request of a governmental authority or regulatory body, PBM shall promptly advise NANOGEN in writing of any such change before it is made and shall make no such changes without the prior approval of NANOGEN, which approval shall not be unreasonably withheld.

7.4	Specification Changes: NANOGEN.

In the event that NANOGEN is required to change the NANOGEN Reagent Specifications or the Development Products Specifications pursuant to applicable law, rule, or regulation or in response to the order or request of a governmental authority or regulatory body, NANOGEN shall promptly advise PBM in writing of any such change before it is made and shall make no such changes without the approval of PBM, which approval shall not be unreasonably withheld.

ARTICLE 8

CLAIMS

8.1	Claims.

In the event that any of the Development Products delivered to NANOGEN or its distributors or customers, as the case may be, pursuant to this Agreement by PBM fails upon inspection to conform with any warranty set forth herein relating to quality and/or with the Development Product Specifications, NANOGEN may reject such Development Product by giving written notice to PBM within 30 days after NANOGEN’s receipt of such Development Product from PBM or within 30 days of any return from a customer of a Development Product that does not conform to the Development Product Specifications. Any notice given under this provision must specify the manner in which the Development Product fails to conform to the Development Product Specifications. If there is a disagreement between the Parties as to whether any Development Product meets the Development Product Specifications, then samples and/or batch records, as appropriate, from the batch that is in dispute will be submitted promptly for testing and evaluation to an independent third party (including a third party testing laboratory) as shall be agreed to in writing by both Parties. Should the Parties be unable to agree on an independent third party testing laboratory, an arbitrator shall be appointed under the arbitration provisions of this Agreement for the sole purpose of choosing such an independent third party testing laboratory. The determination of such third party as to whether such Development Product meets the Development Product Specifications will be final and binding. If it is determined that the nonconformity to the Development Product is caused by a NANOGEN Reagent, or by negligent or deliberate acts ofNANOGEN or its agents, or which occurs subsequent to the proper delivery of such Development Product to NANOGEN’s carrier for shipment, PBM shall have no liability to NANOGEN with respect to such nonconformity and the cost of any testing and evaluation by a third party shall be borne by NANOGEN and NANOGEN shall bear all costs of manufacturing and destruction of Development Products that are or become nonconforming without fault on the part of PBM. If the nonconformity is caused by a defect in manufacturing by PBM, the cost of any testing or evaluation by a third party shall be borne by PBM and, PBM shall at its option replace or repair such nonconforming Development Product within 60 days of such determination at no additional cost to NANOGEN and shall reimburse NANOGEN for the cost of Nanogen Reagents included in the nonconforming products arising from such defect in manufacturing by PBM.

8.2	Disposition of Nonconforming Development Product.

In any case in which a Party expects to make a claim against the other Party with respect to damaged or otherwise non-conforming Development Products, NANOGEN and/or PBM shall not dispose of such Development Products for 6 months after notifying the other Party in writing of such damage or nonconformance without written authorization and instructions from the other Party to either dispose of such Development Products or to return them to the originating Party.

ARTICLE 9

AUDITS, COMPLAINTS, REGULATORY MATTERS

9.1	Performance of Audits.

NANOGEN and PBM shall each have the right, at their sole respective expense, to conduct, a product or Net Revenues Audit, upon thirty (30) calendar days’ written notice to the other Party, during such Party’s normal business hours, of all records, documents, processes, procedures, and facilities directly associated with the manufacture, processing, packaging, sales and distribution of NANOGEN Reagents or the Development Products, as the case may be, as well as with the receipt, storage, and issuance of raw materials, labeling and packaging components, and ingredients thereof. Notwithstanding the immediately preceding sentence, in the event of a rejection by one Party of the Development Product or Nanogen Reagent supplied by the other Party because of a failure to meet specifications, then the rejecting Party shall have an additional right to conduct an Audit under the provisions of this Article. In no event shall an Audit exceed two (2) days in duration unless mutually agreed in writing by the parties. Each Party warrants that all inspections and Audits hereunder shall be carried out in a manner that does not unreasonably interfere with the other Party’s normal and ordinary conduct of business and that insures the continued confidentiality of such other Party’s other business and technical information. Audits may be conducted by no more than two (2) representatives of a Party. Any such representatives shall be qualified in terms of auditing skill to conduct Audits, shall execute a written agreement to maintain in confidence all information obtained during the course of any such Audit except for disclosure to the senior representatives of such Party, and shall comply with the normal security at the manufacturing site. Both Parties shall also have the right to perform a sales audit of Development Product of the other Party, and to authorize sales audits of the Development Product of the other Parties by third parties to the extent necessary to comply with its obligations arising under any license or other agreement under which it has an obligation to make payments to the third party. PBM and NANOGEN shall also require its subdistributors of Development Products to permit audits by NANOGEN, PBM or third parties to the extent necessary to comply with NANOGEN’s or PBM’s obligations under agreements with third parties.

9.2	Audit Feedback.

Within thirty (30) days of completing any Audit hereunder, the auditing Party shall submit to the audited Party a written report outlining its findings and/or observations from any such Audit. If deficiencies are discovered during an Audit that could, in the auditing Party’s reasonable opinion, prevent the audited Party from satisfying the requirements of cGMP obligations hereunder, and the audited Party in good faith disputes the observations or conclusions of the auditing Party, then the Parties shall promptly enter into good faith discussions to resolve their differences. If the Parties fail to resolve their differences within thirty (30) days, then the disputed points shall be resolved by submitting same to a mutually agreeable Third Party consultant in the same manner and under parameters similar to those contemplated under Article 9 for disputes related to nonconforming Development Products. That is, the Parties shall be bound by the decision of the Third Party consultant and the Party in error shall bear the costs and expense of the Third Party consultant. If both Parties are in error, they shall share the costs equally. If the audited Party does not, in good faith, dispute the observations made during any Audit it shall promptly correct those deficiencies at its own cost, and shall notify the auditing Party in writing when those deficiencies are corrected.

9.3	Regulatory Matters.

a)	General Compliance. The parties shall jointly determine and conduct all regulatory strategies, proceedings and communications. The Parties shall share responsibility for creating all regulatory documents other than those pertaining to manufacturing. PBM shall have primary responsibility for creating all regulatory documents pertaining to manufacturing of the Development Products and the Reader. Where possible, the parties shall endeavor to have a distributor pay registration and regulatory costs pertaining to the jurisdiction of such distributor. Where this is not possible, NANOGEN shall pay such costs except for those markets for which PBM has exclusive distribution rights (as per Exhibit F) wherein PBM shall pay such costs and where PBM has non-exclusive distribution rights, the parties shall share equally in the cost of the registrations. PBM shall, at its sole expense, comply with all federal, state, and local laws, registration, regulations, and standards and specifications applicable to manufacture distribute and sell the Development Products in the US and its performance of PBM’s obligations hereunder.

b)	Marking. All Development Products produced hereunder shall comply with all requirements relating to marking, packaging and labeling for the relevant jurisdictions into which they shall be sold. Without limiting the foregoing, all Development Products shall be marked as a NANOGEN product, manufactured by PBM, except for private label sales.

c)	Validations and Verifications: PBM. PBM shall concurrently perform process and cleaning validation, analytical methods validation, and installation/operating verification, and calibration and verification of all equipment utilized in the manufacture, packaging, testing, storing, and release of Development Products. Such validations, verification, and calibrations are to be in accordance with all current regulations determined by the responsible authorities (in particular, without limitation, the regulations of the FDA and any European Community or European Union directives relating to medical devices and in vitro medical devices), and PBM shall, through effective control procedures, ensure all such validations, verification, and calibrations will be current. In general, PBM shall, at all times in the performance of its obligations hereunder, comply with its standard operating procedures for the Development Products.

d)	Validations and Verifications: NANOGEN. NANOGEN shall concurrently perform process and cleaning validation, analytical methods validation, and installation/operating verification, and calibration and verification of all equipment utilized in the manufacture, packaging, testing, storing, and release of

NANOGEN Reagents. Such validations, verification, and calibrations are to be in accordance with all current regulations determined by the responsible authorities (in particular, without limitation, the regulations of the FDA and any European Community or European Union directives relating to medical devices and in vitro medical devices), and NANOGEN shall, through effective control procedures, ensure all such validations, verification, and calibrations will be current. In general, NANOGEN shall, at all times in the performance of its obligations hereunder, comply with its standard operating procedures for the NANOGEN Reagents.

e)	Batch Records. PBM shall develop and manufacture Development Products in compliance with all cGMP including preparation and maintaining of all Batch History Records. NANOGEN shall develop and manufacture NANOGEN Reagents in compliance with all cGMP including preparation and maintaining of all Batch History Records. Both PBM and NANOGEN shall make these Records available to the other party during their Audits.

f)	Notice of Warnings, Etc. Either Party will notify the other Party promptly of any warning (including any FDA Form 483), citation, indictment, claim, lawsuit, or proceeding issued or instituted by any federal, state, or local governmental entity or agency against the Party if, and only to the extent that, the manufacture of Development Products hereunder is affected, or of any revocation of any license or permit issued to PBM or Nanogen, but only to the extent that such license or permit relates to PBM’s or NANOGEN’s performance of its obligations hereunder.

g)	Development Products Reviews, Reports. PBM will conduct annual product reviews for the Development Products, which shall include trend analysis of critical process parameters when reasonably available as well as a review of stability, reserve samples, complaints, in-process variances, rejections, investigations and process changes. Further, PBM agrees to timely compile, for the Development Products, all data reasonably necessary for filing Annual Reports and other periodic reports with the FDA, in accordance with applicable laws, rules, and regulations, relative to the Development Products. NANOGEN will conduct annual product reviews for the NANOGEN Reagents, which shall include trend analysis of critical process parameters when reasonably available as well as a review of stability, reserve samples, complaints, and adverse drug reports, in-process variances, rejections, investigations and process changes. Further, NANOGEN agrees to timely compile, for the NANOGEN Reagents, all data reasonably necessary for filing, if required, Annual Reports and other periodic reports with the FDA, in accordance with applicable laws, rules, and regulations, relative to the NANOGEN Reagents.

h)	Stability. PBM will be responsible for taking and maintaining any necessary quality control stability samples for the Development Products, testing stability samples on a timely basis, and providing NANOGEN on an annual basis, and as otherwise reasonably requested by NANOGEN, with stability data. PBM will initiate a stability failure investigation on any stability test failure promptly (but at least within seventy-two [72] hours) of learning of any such deviation. PBM will notify NANOGEN promptly (but at least within seventy-two [72] hours) upon its actual discovery of objective evidence of a stability failure with regard to the Development Products. NANOGEN will be responsible for taking and maintaining any necessary quality control stability samples for the NANOGEN Reagents, testing stability samples on a timely basis, and providing PBM on an annual basis, and as otherwise reasonably requested by PBM, with stability data. NANOGEN will initiate a stability failure investigation on any stability test failure promptly (but at least within seventy-two [72] hours) of learning of such Nanogen Reagent deviation. Nanogen will notify PBM promptly (but at least within seventy-two [72] hours) upon its actual discovery of objective evidence of a stability failure with regard to the Nanogen Reagent.

9.4	Inspections.

In the event the manufacturing facility producing Development Products hereunder is inspected by representatives of any federal, state, or local regulatory agency in connection with the manufacture of the Development Products, The manufacturer shall notify the other Party promptly (but at least within seventy-two [72] hours) upon learning of such inspection, and shall supply the other Party with copies of any correspondence or portions of correspondence which relate to the Development Products. In the event the manufacturing facility producing NANOGEN Reagents hereunder is inspected by representatives of any federal, state, or local regulatory agency in connection with the manufacture of the NANOGEN Reagents, NANOGEN shall notify PBM promptly (but at least with in seventy-two [72] hours) upon learning of such inspection, and shall supply PBM with copies of any correspondence or portions of correspondence which relate to the NANOGEN Reagents.

9.5	Correspondence.

a)	Correspondence Received by PBM. PBM shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify NANOGEN in writing of, and shall provide NANOGEN with copies of, any correspondence and other documentation received or prepared by PBM in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture, packaging, and storage of the Development Products and; (ii) any regulatory comments relating to the manufacture of the Development Products requiring a response or action by PBM or NANOGEN.

b)	Correspondence Received by NANOGEN. NANOGEN shall promptly (and in any event, within three (3) business days of the date of receipt of notice) notify PBM in writing of, and shall provide PBM with copies of, any correspondence and other documentation received or prepared by NANOGEN in connection with any of the following events: (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other regulatory authority in connection with the manufacture, packaging, and storage of the NANOGEN Reagents and; (ii) any regulatory comments relating to the manufacture of the NANOGEN Reagents requiring a response or action by NANOGEN; (iii) customer complaints.

ARTICLE 10

RECALLS

PBM or NANOGEN shall notify other party promptly if any batch of Development Products supplied by PBM pursuant to this Agreement is alleged or proven to be the cause of a recall, market withdrawal, or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal, or correction. PBM and NANOGEN shall jointly bear the cost of all recalls, market withdrawals, or corrections of Development Products supplied by PBM pursuant to this Agreement. NANOGEN and PBM shall maintain records of all sales of Development Products and Customers sufficient to adequately administer a recall, market withdrawal or correction for the longer of three (3) years after termination or expiration of this Agreement or the period required by applicable law, whichever is sooner.

ARTICLE 11

INDEMNIFICATION

11.1	Indemnity.

a)	NANOGEN shall indemnify, defend and hold harmless PBM, its directors, officers, employees and agents and the parent, subsidiary or related company of PBM and the directors, officers, employees and agents of any PBM parent, subsidiary or related company (“the PBM Indemnitees”) from and against any and all damages incurred by or claims asserted against the PBM Indemnitees of whatever kind or nature as a result of any making, using or selling of a Development Product that infringes the intellectual property of a third party which would only be infringed (i) by reason of the presence of the NANOGEN Reagents in the Development Product or (ii), by reason of the label claims for the Development Product if the Regulatory Approval for the Development Product is owned by NANOGEN.

b)	PBM shall indemnify, defend and hold harmless NANOGEN, its directors, employees and agents and NANOGEN’s parent, subsidiary or related company and the directors, officers, employees of any NANOGEN parent, subsidiary or related company (the “NANOGEN Indemnitees “) from and against any and all damages incurred by or claims asserted against the NANOGEN Indemnitees of whatever kind or nature as a result of any making, using or selling of a Development Product that infringes the intellectual property of a third party which would only be infringed (i) by reason of the use by PBM of technology that is incorporated in, or which is used to develop the Development Product by PBM, other than the NANOGEN Reagents or (ii) by reason of label claims for the Development Product if the Regulatory Approval for the Development Product is owned by PBM.

c)	Except in the event that such claims, suits, losses, damages, costs, fees or expenses arise from (i) any negligent or wrongful act or omission of PBM or its agents, distributors, or customers, (ii) the failure of the Development Products to meet the Development Products Specifications, or the Reader to meet Reader specifications, or (iii) an act requiring PBM to identify NANOGEN under Section 11.1 b), then NANOGEN agrees to indemnify, hold harmless and defend the PBM Indemnitees from and against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of the use, handling, distribution, marketing or sale of the Development Products or Readers, their transportation, storage, handling and disposal of hazardous materials of the Development Product by Nanogen, its subdistributors and end-users obtained directly or indirectly from the NANOGEN Inventory by any person other than a PBM Indemnitee, including without limiting the generality of the foregoing any damages, losses or liabilities whatsoever with respect to death or injury of a person or the damage to property of a person, provide that PBM provides NANOGEN with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of PBM) or settle any such claim. Without limiting the generality of the foregoing, Nanogen will indemnify PBM under this section (i) for the underpayment by NANOGEN to PBM of royalties on sales of Development Products by NANOGEN and its subdistributors for which PBM owes a royalty and (ii) for the non-payment of royalties by NANOGEN to NANOGEN’S licensors on sales of Development Products by PBM and its subdistributors to the extent that Nanogen received accurate royalty reports from PBM and payment from PBM for the calculated royalty.

d)	Except in the event that such claims, suits, losses, damages, costs, fees or expenses arise or result from (i) any negligent or wrongful act or omission of NANOGEN or its agents, distributors or customers, (ii) the failure of the NANOGEN Reagents supplied by NANOGEN to meet the Reagent Specifications, or (iii) an act requiring NANOGEN to indemnify PBM under Section 11.1 a), then PBM agrees to indemnify, hold harmless and defend the NANOGEN Indemnitees from and against any and all claims, suits, losses, damages, costs, fees and expense resulting from or arising out of PBM’s manufacture of the Development Products or Readers, their transportation, storage, use, handling and disposal of hazardous materials related to such manufacture, or the possession or use of the Development Products by any person other than a NANOGEN Indemnitee, including, without limiting the generality of the foregoing, any damages, losses or liabilities whatsoever with respect to death or injury to person or damage to property, provided that NANOGEN provides PBM with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of NANOGEN) or settle any such claim. Without limiting the generality of the foregoing, PBM will indemnify NANOGEN under this section (i) for the underpayment by PBM to NANOGEN of royalties on sales of Development Products by PBM and its subdistributors for which NANOGEN owes a royalty and (ii) for the non-payment by PBM of royalties to PBM’s licensors on sales of Development Products by NANOGEN and its distributors to the extent that PBM received accurate royalty reports from NANOGEN and payment from NANOGEN for the calculated royalty.

e)	In the event that the Parties cannot in good faith agree as to the application of subsections a), b) c) or d) above to any particular loss or claim, the Parties may (i) after the Executives’ Meetings provide for by Section 12.2 hereof, by mutual agreement proceed to arbitration, or, alternatively, in the discretion of the Party seeking indemnification, (ii) conduct separate defenses of such claim and that Party shall be relieved of its obligation to tender to the indemnifying Party the exclusive ability to defend such claim or suit as a condition of indemnification. The exercise by a Party of the right to defend a claim against it as provided in this subsection c) shall not constitute a waiver of the right to indemnification by the other Party

11.2	Expenses.

No Party shall be required to pay over to another amounts called for under this Article until the final resolution of the claim, suit or proceeding from which the right to such payment arose.

11.3	Payments.

All amounts payable under this Article 11 shall be paid promptly after receipt by the indemnifying Party of written notice from the indemnified Party stating that such indemnified amounts have been incurred, the amount thereof and of the related indemnity payment and substantiation of such amount and such indemnity payment, provide, however, any disputed amounts shall be due and payable promptly after such amounts are finally determined to be owing by the indemnifying Party to the indemnified Party.

11.4	Conduct of Litigation.

a)	Each Party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim, or the service of a summons or other initial legal process upon it in any action instituted against it, in respect of the agreements contained in this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof to the Party from whom indemnity shall be sought hereunder; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure;

b)	The indemnifying Party shall be entitled at its own expense to participate in the defense of such claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by such indemnifying Party, which counsel may be any counsel reasonably satisfactory to the indemnified Party against whom such claim is asserted, or who shall be the defendant in such action, and such indemnified Party shall bear all fees and expenses of any additional counsel retained by it;

c)	Notwithstanding the immediately preceding paragraph, if the named parties in such action (including impleaded parties) include the indemnified and the indemnifying Parties have been advised by counsel that there may be a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such action, or that there are legal defenses available to such indemnified Party different from or in addition to those available to the indemnifying Party, then the indemnified Party shall be entitled, at its election, to conduct such separate defense as is necessary to protect its own interests, at its own expense, if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action;

d)	If the indemnifying Party shall elect not to assume the defense of such claim or action, such indemnifying Party shall reimburse such indemnified Party for the reasonable fees and expenses of any counsel retained by it, and shall be bound by the results obtained by the indemnified Party in respect of such claim or action if it is determined by agreement of the indemnifying Party and the indemnified Party or by a court of competent jurisdiction that the indemnified Party is entitled to indemnification hereunder for the Indemnified Amounts giving rise to such action; provided, however, that no such claim or action shall be settled without the written consent of the indemnifying Party.

11.5	Survival of Indemnification Obligations.

The provisions of this Article shall survive the expiry or termination of this Agreement.

11.6	Disclaimer of Consequential Damages.

In no event shall either Party be liable to the other for incidental, special or consequential damages, including, but not limited to, any claims for damages based upon lost profits as a result of any breach of this agreement, including breach of any warranty, or as the result of any claim for indemnity.

ARTICLE 12

TERM AND TERMINATION

12.1	Term.

This Agreement shall be effective for a period seventeen (17) years from and after the date of execution of this Agreement, and shall thereafter automatically renew for successive terms of five (5) years unless terminated by either Party by the giving of notice at least one year before the expiration of the original seventeen (17) year term or any five (5) year extension.

12.2	Termination by PBM.

PBM shall have, at its option, the right to terminate this Agreement, and any and all associated agreements if the introduction of a New Product by NANOGEN reduces PBM’s Development Product annual Net Revenues by [***]% versus the previous 12 calendar months.

12.3	Events of Default.

The following events shall entitle a Party to terminate this Agreement, upon 30 days written notice to the other:

a)	in the event either of the Parties commits a material breach of its respective obligations under this Agreement, and said breach is not cured within ninety (90) days after receipt of written notice specifying said breach, then the non-breaching Party may terminate this Agreement upon delivery to the breaching Party of a written notice of termination prior to the breach being cured; provided, however, that the Parties shall conduct no less than two Executives’ Meetings during such 90 day period;

b)	if the other Party ceases for any reason to carry on business (but not as the result of a merger, acquisition or reorganization with one or more entities whether in a single transaction or a series of transactions) or convenes a meeting of its creditors or has a receiver or manager appointed in respect of substantially all of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsory or voluntarily) or undergoes any analogous act or proceedings under the laws of any relevant jurisdiction; or

c)	the enactment of any law, order or regulation by a government unit that would render it impossible for the other Party to perform its obligations hereunder.

12.4	Surviving Obligations.

Expiration or termination of this Agreement shall not:

(a)	affect any other rights of any Party which may have accrued up to the date of such expiration or;

(b)	relieve the Parties from their obligation to pay any sums due in respect of Development Products or Readers delivered prior to such expiration;

(c)	In addition, without limiting the foregoing, the provisions of Sections 4.1 d), 5.1 5.3, 11.1 a), b), c), d), e) and Articles 11 and Article 13 shall survive the termination or expiration of this Agreement.

*** Confidential portions omitted and filed separately with the Commission.

ARTICLE 13

ARBITRATION

13.1	Binding Arbitration.

Except for issues relating to indemnification, confidentiality, competition and intellectual property rights, or disputes relating to whether the Development Products meet the Development Product Specifications or the NANOGEN Reagents meet the NANOGEN Reagent Specifications, any and all disputes, controversies, differences, claims or the like between the parties under, arising out of or related to this Agreement, or the performance, enforcement, breach, termination or validity of this Agreement (collectively, “Disputes”) which cannot be resolved by mutual agreement among the executives of the Parties shall be submitted to final and binding arbitration in accordance with the terms of this Agreement. Any situation not expressly covered by this Agreement shall be decided in accordance with the UNCITRAL Model Rules of conciliation and arbitration then prevailing. The arbitration shall be commenced when one party serves the other with a written demand to arbitrate. The number of arbitrators shall be 3, one of whom is selected by each of the Parties, and the third to be selected by the other 2 arbitrators.

13.2	Executives’ Meetings.

Prior to making any demand for arbitration, the Parties agree that there shall be at least two face to face meetings (each such meeting an “Executives’ Meeting”) attended by the senior representatives of the Parties. Whenever there shall be a requirement under this Agreement for two Executives’ Meetings, at least one of such meeting shall be held being in San Diego, California or such other place in the United States as may be designated by NANOGEN, and at least one such meetings shall be held in Princeton, or such other place in the United States as may be designated by PBM.

13.3	Arbitration Location.

Any arbitration initiated by a written demand of PBM shall be conducted in San Diego, California, or such other place in the United States as shall be agreeable to Nanogen in its sole discretion. Any arbitration initiated by the written demand of NANOGEN shall be conducted in Mercer County, New Jersey USA, or such other place in the United States as shall be agreeable to PBM in its sole discretion. The Parties consent to the personal jurisdiction of the courts in each such location for any cause arising out of or otherwise related to this arbitration, its conduct and its enforcement.

13.4	Language of Arbitration.

Any arbitration shall be conducted in the English language and documents and submissions shall be in the English language.

13.5	Choice of Law.

This Agreement will be governed and interpreted in accordance with the laws of the State of New Jersey and the federal laws of the United States applicable therein, without regard to the conflict of laws principles thereof. To the extent which any judicial proceeding is commenced under this Agreement in accordance with the provisions of Section 12.1 hereof, it shall be brought in the courts of the State of New Jersey, and the Parties attorn to such exclusive jurisdiction of the courts of New Jersey.

13.6	Award Enforcement.

Each Party agrees to abide by the law rendered in any arbitration conducted pursuant to this Article 14 and agrees that the courts may award full faith and credit to such judgment in order to enforce such award.

13.7	Costs.

Each Party shall bear its own legal fees, including costs and expenses.

ARTICLE 14

MISCELLANEOUS

14.1	Use of Name.

No right, express or implied, is granted by this Agreement to any Party to use in any manner the name of the other or ay other tradename or trademark of the other in connection with the performance of this Agreement.

14.2	Independent Parties.

A Party is not an employee, agent or other legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name or on behalf off the other Party.

14.3	English language.

This	Agreement has been prepared in the English language and the English language shall control its interpretation.

14.4	Notice.

All notices required or permitted to be given under this Agreement shall be in writing and deemed to have been received upon the earlier of confirmation of actual receipt and may be sent by (a) hand delivery, (b) overnight courier, or (c) confirmed facsimile transmission, in each case addressed to the address first set forth above for a Party.

14.5	Severability.

In the event any provision of this Agreement is held to be invalid or unenforceable, the otherwise valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

14.6	Waiver.

Any waiver (express or implied) by any Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

14.7	Entire Agreement.

This Agreement and the exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. All information to be kept confidential under any earlier agreements between any Party shall be maintained by the receiving party under the obligations set forth in Article 5 of this Agreement. This Agreement may not be modified or amended except upon mutual agreement of the Parties in writing signed by a duly authorized representative of NANOGEN and PBM. The terms and conditions set forth herein constitute the final, complete, exclusive and entire agreement between NANOGEN and PBM with respect to the subject matter hereof. Any term or condition in any order, confirmation or other document furnished by NANOGEN or PBM which is in any way inconsistent with the terms set forth herein is hereby expressly rejected.

14.8	Assignability; Binding on Successors.

Neither this Agreement nor any of the rights hereunder may be assigned by either Party except upon the prior written consent of the other Party, except in the event of a merger, corporate reorganization, or a sale of all or substantially all of the assets of the business of a Party relating to the subject matter hereof. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the Parties hereto. Notwithstanding anything to the contrary set forth herein, this Article 14 shall not apply to any transfer within and among the Jemo Kang family (e.g. Jemo and Monica Kang and their lineal descendants and ancestors including spouses) of equity interests in PBM or its Affiliates to and among any of their immediate ancestors, immediate descendants or spouses or to or from trusts for the benefit of such persons, in each case for estate-planning purposes.

14.9	Force Majeure.

No Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed or does not occur because such performance is rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental or regional regulation, fire, flood, labor difficulties, strikes, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay; the nature thereof and the extent to which the affected party will be unable to fulfill its obligations hereunder. Each Party further agrees to use reasonable efforts to mitigate the effects of a Force Majeure event as quickly as possible and to give the other prompt written notice when it is again able to full perform such obligations. Notwithstanding the foregoing, nothing herein shall be deemed to modify the provisions of Article 2 hereof.

14.10	Termination as a Result of a Force Majeure Event.

If as a result of a Force Majeure Event, a Party is unable to fully perform its obligations hereunder for any consecutive period of 180 days, the other Party shall have the right to terminate this Agreement in its entirety, upon providing written notice to the non-performing Party, such termination to be effective 30 days from the date thereof.

14.11	Publicity.

No Party will make any announcement or other public statement concerning the existence and terms of this Agreement without the consent of the other Party, excepting only for such disclosures as may be required by applicable law or regulation.

14.12	Captions.

The Parties agree that the headings in this Agreement are used for the convenience of the Parties only and are not intended to be used in the interpretation of the Agreement.

14.13	Termination of Original Agreement and Release of Claims.

As of the date of execution by the last party to execute this Agreement, the PBM/SYNX Agreement is terminated by mutual agreement of the SYNX and PBM and of no further force or effect. In consideration of the promises and covenants set forth in this Agreement, NANOGEN and PBM, on behalf of themselves, their officers, directors, employees, agents, subsidiaries, affiliated entities and parent entities, assigns and successors, hereby fully and forever releases, discharges and covenants not to sue or otherwise institute or prosecute any legal, administrative or other proceedings against each other, and their officers, directors, attorneys, shareholders, affiliated or related entities, employees, assignees and successors, or any of them, with respect to any and all liabilities, claims, demands, contracts, agreements, instruments, debts, obligations, causes of action, damages, suits, debts, sums of money, accounts, bonds, bills, covenants, controversies, promises, judgments and demands of any nature, kind and description, whether in law, equity or otherwise, whether or not now known or ascertained which currently do or may exist, including without limitation any matters, cause or claim arising out of, or related to, or connected with the PBM/SYNX Agreement.

14.14	Counterparts.

This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument. Signatures may be transmitted by facsimile.

14.14	Limitations on Liability.

EXCEPT AS PROVIDED IN THE INDEMNIFICATION REQUIREMENTS SET FORTH IN ARTICLE 11 INCLUDING WITHOUT LIMITATION THE PROVISIONS WITH RESPECT TO INDEMNIFIED LOSSES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY OF SUCH PARTY’S SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL COSTS, LIABILITIES OR DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, WHETHER FORESEEABLE OR NOT, WHETHER PURSUANT TO THIS AGREEMENT, AT LAW OR OTHERWISE.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first set forth above.

PRINCETON BIOMEDITECH CORPORATION

By:
Name:	Jemo Kang
Title:	President, Chief Executive Officer

NANOGEN, INC.

By:
Name:	David Ludvigson
Title:	President, Chief Operating Officer

Exhibit A

PBM Patent Portfolio

[***]

*** Confidential portions omitted and filed separately with the Commission.

Exhibit B

Terms applicable to PBM distribution of Development Products in the US

To maintain exclusive US distribution rights PBM and its Affiliate must comply to the following terms and conditions:

1.	Maintain sales and service coverage for the entire territory;

2.	Maintain adequate Reader and Development Product inventory to meet at least [***]% of customer demand;

3.	Store and ship Development Product according to the requirements as outlined in the package insert;

4.	Maintain a Development Product and Reader tracking system and ensure any sub-distributors maintain a Development Product and Reader tracking system to aid in product recall or field corrections;

5.	Report to Nanogen on a monthly basis any customer complaints;

6.	Maintain their account with Nanogen in good standing according to the terms of the Manufacturing and Distribution Agreement.

7.	Report revenue and royalty information within the time periods specified in this agreement and support any necessary reporting required under the Roche agreements.

*** Confidential portions omitted and filed separately with the Commission.

Exhibit C

(Terms applicable to sub-distribution outside of the US / attach a copy of current Ex-US

Distribution Agreement)

To maintain non-US distribution rights in a country or territory, the distributor must comply to the following terms and conditions:

1.	Maintain sales and service coverage for the entire territory;

2.	Maintain adequate Reader and Development product inventory to meet at least [***] of customer demand;

3.	Store and ship Development Product and Reader according to the requirements as outlined in the package insert;

4.	Maintain a Development Product and Reader tracking system and ensure any sub-distributors maintain a Development Product and Reader tracking system to aid in product recall;

5.	Report on a monthly basis any customer complaints;

6.	Maintain their account in good standing.

7.	Provide revenue and royalty reports on a timely basis as outlined in this agreement and support any necessary reporting required under the Roche agreements.

*** Confidential portions omitted and filed separately with the Commission.

Exhibit D

Trademarks

StatusFirstTM

LifeSign

Princeton BioMeditech Corp. (PBM)

DxpressTM

Exhibit E

Royalty Payment Protocols

The Parties agree to pay Royalties to Roche Diagnostics and Ottawa Heart Institute for the SYN.X Licensed Products. The Parties understand and agree that additional Royalties to other Third Parties may arise during the term of this agreement and the Parties agree to negotiate in good faith royalty terms similar to those in this Section.

Royalty Payable to Roche Diagnostics GmbH

The royalty is [***]% of Net Sales. Nanogen shall advise PBM about the applicable rate by written notice.

1.	“Net Sales” is defined in the Roche Agreements as follows:

“’Net Sales’ shall mean … gross sales of SYN-X Licensed Products to a Third Party less VAT/sales tax, GST tax, PST tax, and any other taxes, and less other deductible expenses including returns, rebates, allowances, transport, freight, insurance, duties, taxes, credits and other charges, provided that in no event the deductions in aggregate, excluding taxes, shall exceed [***]%, which SYN-X or its Affiliate or Distributor may deduct on a lump sum basis. It is understood that a SYN-X Licensed Product may be sold in a Combination Product:

“(i) In the event that a Combination Product contains other products in addition to SYN_X Licensed Products, each of which is otherwise sold separately, Net Sales for determining royalty payments of the Combination Product, shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where ‘A’ is the list selling price of SYN-X Licensed Product, during the royalty period being considered, and ‘B’ is the list selling price of the other products sold separately during the royalty period being considered.

“(ii) If the Combination Product contains other products which are not sold or offered for sale separately in a particular market or during the royalty period being considered, the Net Sales of that Combination Product shall be determined as sales of a Licensed Product alone.”

2.	“Combination Product” is defined in the Roche Agreements as follows:

“‘Combination Product’ shall mean a SYN-X Licensed Product sold in combination with any other products and/or services, whether packaged together or separately, in particular a SYN-X Licensed Product designed to also measure other parameters, whether packaged together or separately, if such SYN-X Licensed Product and such other products and/or services are offered for Sale at a one unit price.”

3.	“Third Party” is defined in the Roche Agreements as follows:

“‘Third Party’ shall mean a natural person, corporation, partnership, joint venture, trust, any governmental authority or other business entity or organization, and any other recognized organization other than the Parties and/or their Affiliates.

*** Confidential portions omitted and filed separately with the Commission.

Royalty Payable to the Ottawa Heart Institute Research Corporation

The royalty is [***] % of SYN-X (Nanogen) “Net Revenues”.

*** Confidential portions omitted and filed separately with the Commission.

Exhibit F

PBM Distribution Country or Territories

Unites States and Territories (exclusive rights)

China (non-exclusive rights)

India (non-exclusive rights)

South Korea (exclusive rights)

Exhibit G

Standard Criteria and Specifications

[***]

*** Confidential portions omitted and filed separately with the Commission.